EXHIBIT 8.1

June 8, 2006

NovaStar Certificates Financing Corporation

8140 Ward Parkway, Suite 300

Kansas City, Missouri 64114

Re:	NovaStar Certificates Financing Corporation

    Registration Statement on Form S-3 (333-131111-02)

Ladies and Gentlemen:

We have acted as tax counsel to NovaStar Certificates Financing Corporation, a Delaware corporation (the “Company”), in connection with the Prospectus filed by the Company.

The term “Prospectus” means the prospectus, dated April 17, 2006 included in the Registration Statement, as supplemented by a prospectus supplement, dated June 6, 2006. The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-131111-02), including the exhibits thereto and (ii) any post-effective amendment filed and declared effective prior to the date of issuance of the asset-backed securities registered thereby (the “Securities”).

We have examined the question of whether the Securities will have the tax treatment described in the Prospectus. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the caption “Material Federal Income Tax Consequences” in the Prospectus insofar as they purport to constitute a summary of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and subject to the exceptions, limitations and qualifications contained therein, constitute an accurate summary of the matters described therein in all material respects.

This opinion is furnished by us as counsel to the Company. We hereby consent to the reference to Dewey Ballantine LLP in the related prospectus supplement under the heading “ Legal Matters.” In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Dewey Ballantine LLP